Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 1, 2023 relating to the financial statements of Alvotech, appearing in the Annual Report on Form 20-F of Alvotech for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte ehf.

Kópavogur, Iceland

October 20, 2023